Exhibit (h)(2)(e)
SCHEDULE A
TO THE FUND ACCOUNTING AGREEMENT
BETWEEN THE HIRTLE CALLAGHAN TRUST
AND CITI FUND SERVICES OHIO, INC.
(formerly, BISYS FUND SERVICES OHIO, INC.)

Funds
The Value Equity Portfolio

The Growth Equity Portfolio

The Small Capitalization Equity Portfolio

The International Equity Portfolio

The Fixed Income Portfolio

The Fixed Income II Portfolio

The Fixed Income Opportunity Portfolio

The Short-Term Municipal Bond Portfolio

The Intermediate Term Municipal Bond Portfolio

The Institutional Value Equity Portfolio

The Institutional Growth Equity Portfolio

The Institutional Small Capitalization Equity Portfolio

The Institutional International Equity Portfolio

The Emerging Markets Portfolio

The Real Estate Securities Portfolio

November 3, 2008